UgoMedia Interactive Corporation
              8440 Allison Pointe Blvd., Suite 430
                     Indianapolis, IN 46250


August 9, 2002

Sovereign Capital Group
Board Of Directors
c/o George Marchi
37225 Keele Street
Toronto, ON M3J 1N4
Canada


Re:  Proposed Merger by UgoMedia Interactive Corporation of
          Sovereign Capital Group

Gentlemen:

This Letter of Intent memorializes a proposal with respect to the exchange with UgoMedia Interactive Corporation, a Nevada corporation, ("UgoMedia") of the outstanding stock of Sovereign Capital Group a company incorporated under the Business Corporations Act (Ontario), ("Sovereign"). UgoMedia and Sovereign shall be collectively referred to herein as the "Parties" and each separately as a "Party". It has been the object of our discussion to execute and implement as soon as practical a definitive Merger agreement and plan of reorganization between UgoMedia and Sovereign which among other things, would provide for the various matters set forth below:

1.  Merger

  (a) It is intended that UgoMedia and Sovereign shall enter into a definitive Merger agreement (the "Merger Agreement") in which Sovereign shareholders will exchange all of the outstanding common shares of Sovereign for common shares of UgoMedia, and UgoMedia shall issue such shares in exchange for the stock (the "Merger") pending the outcome of due diligence.

  (b) In exchange for all of the Sovereign common stock, UgoMedia shall issue to Sovereign shareholders 25,000,000 shares of UgoMedia's Common Stock;

  (c) In addition, Sovereign shall pay two hundred and three thousand, one hundred dollars ($203,100) USD in cash. A non-refundable earnest deposit of fifteen thousand ($15,000) USD is payable at the execution of this Letter of Intent as follows:
$10,000 to Williams Law Group, $5,000 to The Baymen Group, LLC. The remaining one hundred and eighty-eight thousand, one hundred dollars ($188,100) USD shall be payable to an escrow account to be set up at SOUTHWEST ESCROW COMPANY, RE: UgoMedia Interactive Corporation, 401 North Buffalo Drive, Suite 205, Las Vegas, Nevada 89145, at the time of closing. The proceeds from the escrow will be disbursed by the Escrow Agent according to escrow instructions in Stage 2 but not including those retained by Stapleton below Step 2 in schedule A as attached hereto, which shall be modified at closing to reflect existing obligations to be paid as of that date but which shall not be modified to reduce or eliminate any of the obligations on schedule A unless paid. These funds will be part of the proceeds of the placement as described in paragraph 1(h) and be deposited into escrow once minimum of $190,000 net raise has been met.

  (d) At the close of the Merger Agreement, Sovereign will cease to exist, become a part of UgoMedia and the stockholders of Sovereign will become stockholders of UgoMedia.

  (e) At the close of the Merger Agreement, George Marchi, Lino Tam, Joseph Giambattista, D. Mark Appleby, and Miles Nagamatsu will be elected to the UgoMedia Board of Directors, or any subset thereof. Also upon the effective date Michael Stapleton and Debra Stapleton will resign from the Board of Directors. UgoMedia will also allow one board seat to the individual that will represent the investors of the monies to be placed as described in paragraph 1(h) as designated by Airam Capital Group, Inc.

  (f) At the close of the Merger Agreement, the new Board of Directors may elect to change the name of the corporation.

  (g) Post merger plan of action regarding roles and responsibilities after closing of the Merger Agreement follows as Schedule B. Further, Stapleton shall be allowed to retain all assets as set forth on Schedule D.

  (h) The closing of the Merger is contingent upon the successful placement of a minimum of $190,000 USD and a maximum of $500,000 USD in convertible notes, convertible into common shares of UgoMedia Stock at a price of Book Value as determined by the Ugomedia's accountant monthly plus Twenty Percent (20%) after two years from date of issue and for a one year period thereafter.

  (i) If minimum raise of $190,000 has been met, then monies will be deposited into escrow so that the merger may be closed.

2.  Due Diligence

  (a) From the date hereof, each Party, will make available to the other Party for review their respective financial statements, books, records, corporate documents and other information as the other Party may reasonably request, and each Party shall have the opportunity to meet with attorneys, accountants and key personnel of the other Party to discuss the financial and business conditions of the respective Party and to make whatever future independent investigation deemed necessary and prudent. The Parties agree to cooperate with each other in complying with these requests and providing such materials as the other Party may request.

  (b) Each Party shall make appropriate representations in the Merger Agreement that it has fully and independently satisfied itself on all aspects of the other Party's business, including but not limited to financial statements, books and records.

  (c) Each Party shall represent and agree that all confidential information which each Party or any of its officers, employees, agents, consultants, or representatives, may possess or may receive in the future pertaining to the financial or other condition of the other Party, shall not be utilized, disclosed or made available to any other person or entity other than current members of the Board of Directors, officers, employees, agents, consultants, or representatives of either Party for their due diligence use under this Letter of Intent at any time without the express written consent of the other Party.

3.  Conditions Precedent to Obligations to Perform

  The Merger Agreement and the performance of the obligations thereunder are expressly subject to the following conditions:

  (a) The performance of a due diligence investigation by the Parties determined to be satisfactory and favorable by each Party, its legal counsel, financial advisors, accountants and agents on all matters pertaining to the transaction contemplated hereby;

  (b) The execution of definitive agreements between the Parties satisfactory in form and substance to such Parties and to their respective counsel and financial advisors and containing such conditions, representations, warranties, covenants and indemnities customary in a transaction of the type contemplated by this Letter of Intent;

  (d) Compliance with all applicable legal and/or regulatory requirements;

  (e) Completion of all required corporate and shareholder actions and approvals, if any; including any approvals of all terms and conditions of the proposed Merger by the board of directors or shareholders of each Party;

  (f) UgoMedia shall have a sufficient number of authorized but unissued and unreserved shares of common stock to consummate the transaction contemplated hereby;

  (g) Opinions of counsel to Sovereign and of counsel to UgoMedia that the transactions contemplated hereby has been duly authorized by Sovereign and UgoMedia as the case may be, and such other customary matters.

4.  Capitalization

  (a)  Sovereign.

         (1) Common Stock. As of the date hereof, Sovereign has approximately 25,000,000 issued and outstanding shares of common stock. As of the date of close of the Merger Agreement, issued and outstanding shares of Sovereign's common stock will be such number of shares as specified in a Closing Certificate furnished to Ugomedia at closing. There will be no other issued or outstanding common or preferred shares of Sovereign, and the only convertible shares shall be as set forth in paragraph 1.h above.

          (2) Options and Warrants. As of the date hereof, Sovereign has no outstanding warrants and no outstanding options.
As of the date of close of the Merger Agreement, Sovereign will not issue any warrants, and will not issue any options.

  (b)  UgoMedia.

          (1) As of the date hereof, UgoMedia has approximately 6,741,332 issued and outstanding shares of common stock. After certain actions contemplated in Schedule C, prior to the close of the Merger Agreement, UgoMedia will have approximately 4,984,666 shares of common stock issued and outstanding.

          (2) Preferred Stock. As of the date hereof, UgoMedia has no shares of preferred stock outstanding. After the close of the Merger Agreement, UgoMedia will continue to have no shares of preferred stock.

         (3) Options and Warrants. As of the date hereof, UgoMedia has outstanding warrants representing 395,000 of its common shares and no outstanding options.

          (4) At the closing as contemplated in the Merger Agreement there will be approximately 30,000,000 shares of UgoMedia Common Stock issued and outstanding; and 395,000 shares of Common Stock represented by unexercised warrants, plus all convertible notes sold in the placement.

5.  The Merger Agreement and Corporate Approval

  (a) Promptly upon the signing of this Letter of Intent, the Parties shall seek to negotiate and finalize the terms of the Merger Agreement containing the terms outlined in this Letter of Intent. Counsel for UgoMedia shall prepare, and counsel for Sovereign shall review, the Merger Agreement.

  (b) At such appropriate time as permitted by law, the Parties will immediately take the appropriate and necessary corporate action to authorize the Merger and take whatever corporate action deemed necessary in order to carry out the transactions anticipated hereby.

6.  Representations of Sovereign

  (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has the authority to execute this Letter of Intent and to be bound by the terms and conditions hereof and to enter and be bound by the Merger Agreement.

  (b) Sovereign will ensure prior to the close of the Merger Agreement that as of the date of closing, Sovereign has approximately 25,000,000 issued and outstanding shares of common stock. As of the date of close of the Merger Agreement, issued and outstanding shares of Sovereign's common stock will be such number of shares as specified in a Closing Certificate furnished to Ugomedia at closing. There will be no other issued or outstanding common or preferred shares of Sovereign, and the only convertible shares shall be as set forth in paragraph 1.h above. In addition, Sovereign has or will complete prior to the close of the Merger Agreement, all necessary corporate actions required for the execution of the Merger Agreement.

  (c) Sovereign represents that it will not enter into any contract or agreement, other than those entered into in the ordinary course of its business, with any other entity prior to the execution of the Merger Agreement.

  (d) Except as provided herein, all costs and expenses related to the execution of the Merger Agreement shall be borne by the respective party incurring such cost and expense.

  (e) The Merger Agreement shall contain other normal and customary representations and warranties.

  (f) Sovereign represents that it has good and marketable title to the Assets underlying the company's common stock, free of any liens.


7.  Representations of UgoMedia

  (a) UgoMedia is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the authority to execute this Letter of Intent.

  (b) UgoMedia has or will complete prior to the close of the Merger Agreement, all necessary corporate actions required for the execution of the Merger Agreement.

  (c) UgoMedia represents that it will not enter into any contract or agreement, other than those entered into in the ordinary course of its business, with any other entity prior to the execution of the Merger Agreement.

  (d) The Merger Agreement shall contain other normal and customary representations and warranties.

  (e) Subsequent to the merger closing and for a period of 18 months thereafter, Ugomedia shall not undertake a reverse split or similar action with respect to its stock. Sovereign is bound by this representation and agreement.

8.  Indemnification

  Sovereign will agree to indemnify and hold harmless UgoMedia with respect to all losses arising out of any breach of any representation, warranty or covenant of Sovereign made pursuant to the Merger Agreement, including, without limitation, any representation or warranty with respect to the existence of litigation or threatened litigation which may affect the Assets. UgoMedia will agree to indemnify and hold harmless Sovereign with respect to all losses arising out of any breach of any representation, warranty or covenant of UgoMedia made pursuant to the Merger Agreement.


9.  Termination

  This Letter of Intent may be terminated only by the mutual written consent of the Parties hereto and may be extended only upon the mutual written consent of the Parties. If the terms and conditions of this Letter of Intent are not fulfilled and the Merger Agreement is not finalized and executed prior to September 30, 2002 or any extensions thereof, this Letter of Intent shall automatically expire and be void and of no further effect. This Letter of Intent shall be subject to the terms and conditions set forth herein.


10.  Assignability

  This Letter of Intent shall not be assignable or transferable by either Party.


11.  Governing Laws

  The validity and interpretation of this Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada. The parties to this Letter of Intent agree that any litigation arising out of the terms of the proposed Merger set forth herein shall be commenced in courts located in the State of Nevada, Clark County. All parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County with respect to any action arising under this Letter of Intent.

12.  Amendment

  This Letter of Intent shall be amended only with the written consent of the Parties.

13.  Counterparts

  This Letter of Intent may be executed in multiple counterparts by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.  Brokers' or Finders' Fees

  Each Party shall indemnify and hold the other Party harmless from any claim for brokerage or finders' fees arising out the transactions contemplated hereby by any person claiming to have been engaged by either Party.

15. Expenses

  Except as provided herein, each of Sovereign and UgoMedia, and their shareholders, respectively, shall bear its own expenses in connection with the preparation for the consummation of the transaction contemplated by this Letter of Intent.

16.  Binding Effect

  Except as hereinafter set forth, the understandings contained herein (i) do not constitute a binding agreement between the Parties hereto but merely express their intent with respect thereto and (ii) shall only become binding when a Merger Agreement is executed and the transactions contemplated hereby have been approved by each of the Parties. Until the termination of this Letter of Intent, neither Sovereign, nor any of its affiliates or advisors, shall, directly or indirectly, enter into any agreement, commitment or understanding with respect to, or engage in any discussions or negotiations with, or encourage or respond to any solicitations from, any other party with respect to an Merger, a sale or management of any material portion of the Assets or a sale of any shares of Sovereign's capital stock.

17.  Confidentiality

     Both parties agree that all information exchanged whether written or verbal provided by UgoMedia Interactive Corporation and or Sovereign in this due diligence process is confidential. All parties agree not to disclose any information without the written permission of the affected party.

  The foregoing Letter of Intent is accepted, approved and agreed to by UgoMedia Interactive Corporation this 31st day of July, 2002.


UGOMEDIA INTERACTIVE CORPORATION

                                 By:
                                    ----------------------------

                                 Name: Michael Stapleton

                                 Title:  President

  The foregoing Letter of Intent is accepted, approved and agreed to by Sovereign this 9th day of August, 2002.


Sovereign Capital Group/DeMarco Funeral Home Limited


                                 By:
                                    ---------------------------

                                 Name: George Marchi

                                 Title: President and CEO



SCHEDULE A




SCHEDULE A attached to LOI

          Use of Funds
          Schedule

$203,100   Total Cash Remuneration Paid by Sovereign
-----------------------------------------------------------------------------



Stage 1   $ 15,000   Non-Refundable Earnest Money Payable when LOI executed
                   $ 10,000     Williams Law Group
                   $  5,000     The Baymen Group, LLC
                  ----------
                   $ 15,000

Stage 2   $ 188,000  Payable at Closing of the Merger Agreement
                  $ 188,000      To Be Distributed as per Escrow Instruction




All Other Outstanding Liabilities of UgoMedia Remain with Michael
Stapleton as Defined Below
------------------------------------------------------------------------------
To Be Transferred to Stapleton or assigns personally within 30 days of closing

                $ 249       AT&T Wireless
                $ 349       Dell Computer
                $ 500       SBC Communications
                $ 649       DSL Indiana
                $ 440       Anthem Healthcare
                $ 279       Ameritech Yellow Pages
               $ 1,400      Citimark Management
               --------
               $ 3,866


All Outstanding Receivables of UgoMedia Remain with the Corporation
------------------------------------------------------------------------------
                $ 34,000       Current Receivables
                          (may be effected by Schedule D)


SCHEDULE  B

Sovereign Responsibilities: Prior to the Close of the Merger
Agreement

     (a) The execution of definitive agreements contemplated by this Letter of Intent.
     (b) Comply with all applicable legal and/or regulatory requirements.
     (c) Complete of all required corporate and shareholder actions and approvals, if any; including any approvals of all terms and conditions of the proposed Merger by the board of directors or shareholders of each Party.
     (d) Sovereign shall pay a non-refundable earnest deposit of fifteen thousand ($15,000) USD payable at the execution of this Letter of Intent as follows: $10,000 USD to Williams Law Group, $5,000 USD to The Baymen Group, LLC.
     (e)  Prepare and file the 8-K.
     (f)  Supply shareholder notice and file same with SEC.


UgoMedia Responsibilities Prior to the Close of the Merger
Agreement

1.   Obtain Board of Directors Approval.
2.   Draft and Sign a Definitive Merger Agreement.
3.   Obtain Shareholder approval, if necessary.
4.   Escrow Instructions for Disbursement of Funds.


Individual Responsibilities: Prior to the Close of the Merger
Agreement
*    Stephen Brock Transfer 165,000 shares back to UgoMedia
Treasury.
*    Michael Stapleton Transfer 1,191,666 shares back to UgoMedia
Treasury.
*    Debra Stapleton Transfer 500,000 shares back to UgoMedia
Treasury.


Responsibilities of New Management Team Post Close of the Merger
Agreement

1. By operation of law, the surviving company shall be responsible for all debts and obligations of UgoMedia prior to the date of the merger.
2.   Prepare and file the 8-K and 14F.
3.   Be responsible for compiling and making all SEC filings.
4. Shareholders will have restricted stock under Rule 144 and the one year holding period begins on the date of the close of the Merger Agreement.





SCHEDULE  C




UgoMedia Shares as of July 18,    UgoMedia Shares In
2002                              Preparation
                                  for and After Merger
------------------------------   -------------------------------
M Stapleton                       M Stapleton
               1,441,666                        250,000
D Stapleton                       D Stapleton
               500,000                          -
Wanzy                             Wanzy
               750,000                          750,000
Bleazard                          Bleazard
               250,000                          250,000
S Brock                           S Brock
               565,000                          400,000
Others                            Others
               3,234,666                        3,234,666
TOTAL         ------------        TOTAL        ------------
               6,741,332                        4,984,666



Sovereign
Shares          25,000,000


TOTAL SHARES POST MERGER                       29,984,666

Ownership Percentage Post Merger
Original Sov/DeMarco Shareholders %            83.38%
Original Ugo Shareholders %                    16.62%



SCHEDULE  D



Assets Designated to remain with Michael Stapleton as opposed to being transferred with the Corporation

     1.   Computer Systems
                 a.   4 Dell Dimension PC's
                 b.   2 Dell Optiplex PC's
                 c.   1 Dell PowerApp Web Server
                 d.   1 Dell Poweredge Web Server
                 e.   2 ugoMedia Hand Built Web Servers
                 f.   1 iMac
                 g.   1 server rack

     2.   Computer Monitors
                 a.   2 Envision Flat Screen Monitors
                 b.   2 Dell Flat Screen Monitors
                 c.   1 KLS Flat Screen Monitor
                 d.   1 NEC Flat Screen Monitor

     3.   Hardware -- all routers, switches and wiring

     4.   Telephone System
                 a.   1 panasonic KXT telephone system with 9 telephones
                 b.   1 automated answering device

     5.   Office Equipment
                 a.   1 Royal Copystar Copier
                 b.   1 HP Color Laserjet Printer
                 c.   1 Canon Fax Machine
                 d.   1 Pitney Bowes Mailing machine w/ scale
                 e.   2 digital cameras
                 f.   2 photo scanners
                 g.   all computer speaker systems
                 h.   1 shredder

     6.   Furniture
                 a.   2 reception chairs
                 b.   1 reception table
                 c.   9 computer tables
                 d.   2 file cabinets
                 e.   1 desk/workstation
                 f.   all desk chairs
                 g.   coffee table

     7.   Software
                 a.   all Adobe software
                 b.   all Driver software
                 c.   all 3rd party software
                 d.   all Microsoft software
                 e.   all literature

     8.   Customer Contracts
                 a.   Heartlandsteaks.com/F&M Meats, Inc.
                 b.   Onecalltours/anywheretours/bestlasvegastours
                 c.   Originallynewyork.com